FOR IMMEDIATE RELEASE	CONTACT:

John Moss

Director of Marketing

717-747-1520

jmoss@peoplesbanknet.com

Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company ANNOUNCEs Resignation of Director of the Board

YORK, PA (July 12, 2023) – Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company, a subsidiary of Codorus Valley Bancorp, Inc. (NASDAQ: CVLY) today announces the resignation of Cynthia A. Dotzel, a valued member of the Board of Directors. The resignation, effective July 11, 2023, was tendered and accepted under good terms. The Board of Directors also conferred the title of Director Emeritus to Ms. Dotzel.

During Ms. Dotzel's 12-year tenure with Codorus Valley Bancorp, she has played an instrumental role in shaping the company's strategic direction and contributing to its remarkable growth. She has served in various capacities, including very recently as Board Chair, and as a member of the Executive Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee. Ms. Dotzel recently stepped down as Board Chair in May 2023. Ms. Dotzel’s dedication, expertise, and unwavering commitment to excellence have significantly influenced the success and prosperity of Codorus Valley Bancorp and PeoplesBank.

"We are grateful to Cindy for her outstanding contributions to PeoplesBank," said J. Rodney Messick, Board Chair at Codorus Valley Bancorp. "Her leadership, vision, and deep industry knowledge have been invaluable to the company's achievements. The board and bank extend our heartfelt gratitude for her remarkable service."

"I have been privileged to work with Cindy and witness the remarkable impact she has had on the organization," said Craig L. Kauffman, PeoplesBank’s President and CEO. "It has been a true honor to work alongside her.”

For media inquiries or further information, please contact:

John Moss

Director of Marketing

717-747-1520

jmoss@peoplesbanknet.com

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ABOUT PEOPLESBANK, A CODORUS VALLEY COMPANY

With assets of over $2 billion, PeoplesBank, A Codorus Valley Company, is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. For more information, visit www.peoplesbanknet.com. (NASDAQ: CVLY)

ABOUT CODORUS VALLEY BANCORP, INC.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

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